Exhibit 99.1

American States Water Company Anticipates Lower Earnings per Share for the Third Quarter of 2008

SAN DIMAS, Calif.--(BUSINESS WIRE)--October 24, 2008--American States Water Company (NYSE:AWR) announced that it expects earnings per share, excluding the impact of unrealized gains and losses on purchased power contracts, for the third quarter 2008 to be lower than the earnings per share recorded on the same basis for the third quarter 2007, due primarily to decreased water consumption and higher operating expenses at its Golden State Water Company (“GSWC”) unit, and the unfavorable financial performance of its contracted services at military bases conducted by its American States Utility Services, Inc. (“ASUS”) unit and its subsidiaries. Diluted earnings per share for the third quarter of 2007 were reported at $0.44 per share and, excluding the effect of a $0.03 per share unrealized loss on purchased power contracts, were $0.47 per diluted share. We currently anticipate that diluted earnings per share for the third quarter 2008, excluding the impact of unrealized gains and losses on purchased power contracts, will be lower than the 2007 third quarter’s earnings by a range of $0.05 to $0.11 per share.

GSWC’s billed water consumption for the third quarter of 2008 decreased by almost 7%. Although precipitation was overall lower in the third quarter of 2008 compared to the same period in 2007, the 2008 water revenues appear to have been impacted by the effects of state-wide customer conservation efforts. Higher operating expenses during the third quarter of 2008, as compared to the same period of last year, also negatively impacted third quarter earnings.

In August 2008, the California Public Utilities Commission issued a final decision regarding conservation rate design and allows GSWC to establish a Water Revenue Adjustment Mechanism (“WRAM”) to decouple sales from revenues. The WRAM will be implemented in November 2008 and prospectively, should help mitigate fluctuations in the Company’s future revenues and earnings due to changes in water consumption.

Third quarter results have also been affected by the unfavorable financial performance of ASUS, our contracted service operations at military bases, due to increases in operating expenses primarily incurred at two bases in North Carolina and South Carolina under new operating and maintenance contracts. We have been incurring higher than anticipated operating costs, losses on certain construction projects under these new contracts and emergency construction activities not anticipated in the contracts to address the age and pre-existing condition of the infrastructure. ASUS, under terms of its contract, plans to request amendments and modifications to contract revenues through equitable adjustments arising from unanticipated conditions and circumstances. We are unable to predict the extent or timing of any adjustment that might be granted or whether the government would grant such a request under either the North Carolina or South Carolina contracts. Furthermore, while the contract price for each of ASUS’ military contracts is subject to price redetermination two years after commencement of operations and every three years thereafter, ASUS has not received timely approval from the U.S. government to date on other similar contracts. Increases in various taxes assessed on the gross receipts at certain military bases during the quarter also negatively impacted earnings.

The company is still finalizing its financial statements for the third quarter of 2008 and its independent registered public accounting firm is still completing its review. Third quarter 2008 reported earnings could be influenced as a result of these reviews. The company plans to release its third quarter results before market on Thursday, November 6, 2008 followed by an earnings conference call at 11:00 a.m. Pacific Time that same day.

Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, November 6, 2008 at 3:00 p.m. PT and will run through Thursday, November 13, 2008. The dial-in number for the audio replay is (800) 642-1687, Pass Code # 69552863.

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and a small portion of Scottsdale, Arizona. The company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems at a number of U.S. Military Bases throughout the United States.

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, extension 647